Don A. Paradiso
Member, New York and Florida Bar


July 21, 2003

Board of Directors
Ideal Accents, Inc.
10200 Eight Mile
Ferndale, Michigan 48220

Gentlemen:

The undersigned attorney has acted as counsel to Ideal Accents, Inc., a Florida corporation (hereinafter "Ideal"). I have examined such corporate records, meetings and minutes, agreements, documents and other instruments of Ideal as I have deemed necessary as a basis for the opinions set forth below.

In connection with this opinion, I have reviewed the shareholder list of Ideal, correspondence from Ideal, and the available public records of the State of Florida. I have consulted with the officers and directors of Ideal and have made such inquiries of such officers and directors as I have deemed necessary in order to render these opinions. I have reviewed in detail a final draft of Amendment No. 6 to Ideal's Registration Statement (SB-2) as well as all of the prior revisions of the Registration Statement and the comments of the SEC thereto. I am admitted to the practice of law in Florida and the opinions expressed herein are based upon Florida law, including relevant statutes, Florida case law and the Florida Constitution.

1) Ideal is a corporation validly existing and in good standing under the laws of Florida.

2) The common shares of the company being registered, par value $0.0001, are fully paid, non-assessable and unencumbered. The shares are not subject to a lock-up agreement or a voting rights agreement. The shares are duly authorized and validly issued.

The opinions and conclusions expressed herein are based in part upon facts provided to me by Ideal, it's officers and directors. In rendering these opinions, I have assumed the following: (1) that each of the documents has been executed by each of the parties thereto in the same form as the forms which I have examined; (2) the genuineness of all signatures, the legal capacity of natural persons, the authenticity and accuracy of all documents submitted to me as originals, and the conformity to originals of all documents submitted to me as copies; and (3) that each of the documents has been duly and validly authorized, executed, and delivered by the party or parties thereto.


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Board of Directors
Ideal Accents, Inc.
July 21, 2003
Page Two


To the extent persons relying on this letter may have knowledge of facts which are contrary to those upon which this opinion is based, then this opinion would not be applicable.

I hereby consent to the use of this letter as an exhibit to the Registration Statement of Ideal as well as the prospectus of Ideal for the shares being registered.

Sincerely,

Don A. Paradiso, P.A.


/s/ Don A. Paradiso
Don A. Paradiso
Florida Bar #0969974